Exhibit 10-16

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made this 1st day of April ,2001.

The Employment Agreement by and between FIRST MORTGAGE CORPORATION as Employer, and CLEMENT ZIROLI as Employee, dated October 1, 1997 and heretofore extended through the fiscal year ending March 31, 2001, is modified and amended in the following particulars, only:

I. The said Employment Agreement is extended through March 31, 2002.

2. Said Amendment is effective April 1,2001.

ALL OTHER TERMS AND CONDITIONS

REMAIN THE SAME AS FIRST WRITTEN.

Employer
FIRST MORTGAGE CORPORATION

By

CLEMENT ZIROLI